SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___ )

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BANTA CORPORATION
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BANTA CORPORATION
225 Main Street
Menasha, Wisconsin 54952

Notice of Annual Meeting of Shareholders
To Be Held April 27, 2004

To the Shareholders of Banta Corporation:

        You are hereby notified that the annual meeting of shareholders of Banta Corporation will be held at the Fox Cities Performing Arts Center, Kimberly-Clark Theater, 400 West College Avenue, Appleton, Wisconsin, on Tuesday, April 27, 2004, at 2:00 p.m., Central Time, for the following purposes:

1.	To elect seven directors to serve for the ensuing year.

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for 2004.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The Board of Directors has fixed the close of business on March 5, 2004 as the record date for the determination of the shareholders entitled to notice of and to vote at the annual meeting.

        We hope that you will be able to attend the meeting in person, but if you are unable to do so, please complete, sign and promptly mail back the enclosed proxy form, using the return envelope provided. If, for any reason, you should subsequently change your plans, you may, of course, revoke your proxy at any time before it is actually voted.

By Order of the Board of Directors BANTA CORPORATION
By:	/s/ Ronald D. Kneezel
Ronald D. Kneezel Secretary

Menasha, Wisconsin
March 18, 2004

BANTA CORPORATION
225 Main Street
Menasha, Wisconsin 54952

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 27, 2004

        This proxy statement is being furnished to shareholders by the Board of Directors (the “Board”) of Banta Corporation (the “Company”), beginning on or about March 18, 2004, in connection with a solicitation of proxies by the Board for use at the annual meeting of shareholders to be held on Tuesday, April 27, 2004, at 2:00 p.m., Central Time, at the Fox Cities Performing Arts Center, Kimberly-Clark Theater, 400 West College Avenue, Appleton, Wisconsin, and all adjournments or postponements thereof (the “Annual Meeting”), for the purposes set forth in the attached Notice of Annual Meeting of Shareholders.

        Execution of a proxy given in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Any shareholder giving a proxy may revoke it at any time before it is voted by giving notice thereof to the Company in writing or in open meeting, by attending the Annual Meeting and voting in person, or by delivering a proxy bearing a later date.

        A proxy, in the enclosed form, which is properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted FOR the seven persons nominated for election as directors referred to herein, FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for 2004 and on such other business or matters which may properly come before the Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy. Other than the election of directors and the ratification of the selection of the Company’s independent auditors, the Board has no knowledge of any matters to be presented for action by the shareholders at the Annual Meeting.

        Only holders of record of the Company’s common stock, $.10 par value (the “Common Stock”), at the close of business on March 5, 2004 are entitled to notice of and to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 25,889,693 shares of Common Stock, each of which is entitled to one vote per share.

ELECTION OF DIRECTORS

        At the Annual Meeting, the shareholders will elect seven directors of the Company, each to hold office until the 2005 annual meeting of shareholders and until his or her successor is duly elected and has qualified. Set forth below are the Board’s nominees to serve as directors of the Company. Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the seven persons named as nominees herein. The Board has no reason to believe that any of the listed nominees will be unable or unwilling to serve as a director if elected. However, in the event that any nominee should be unable or unwilling to serve, the shares represented by proxies received will be voted for another nominee selected by the Board.

        The following sets forth certain information, as of March 5, 2004, about each of the Board nominees for election at the Annual Meeting. Except as otherwise noted, each nominee has engaged in the principal occupation or employment and has held the offices shown for more than the past five years.

Name	Age	Director Since	Principal Occupation; Office, if any, Held in the Company; Other Directorships
Jameson A. Baxter	60	1991	President of Baxter Associates, Inc. (private investments); Trustee of The Putnam Funds; Director of Ryerson Tull, Inc.
John F. Bergstrom	57	1998
Chairman and Chief Executive Officer of Bergstrom Corporation (automobile sales and service, credit life insurance, and automotive fleet leasing); Director of Kimberly-Clark Corporation, Midwest Air Group, Inc., Sensient Technologies Corporation and Wisconsin Energy Corporation.

Henry T. DeNero	58	1996	Former Chairman and Chief Executive Officer of HomeSpace, Inc. (homeowner services); Former Executive Vice President of First Data Corporation (an information processing and computer services company); Former Vice Chairman and Chief Financial Officer of Dayton Hudson Corporation; Director of Western Digital Corporation, Digital Insight Corporation and THQ, Inc.

Paul C. Reyelts	57	2003	Senior Vice President and Chief Financial Officer of The Valspar Corporation (a global leader in the paint and coatings industry); Director of Winmark Corporation. Mr. Reyelts was appointed as a director of the Company in July 2003 and was recommended as a director nominee by a third-party search firm.

Ray C. Richelsen	62	1998	Executive Vice President-Transportation, Graphics and Safety Markets of 3M Company (a manufacturer of optical films and specialty materials) from January 1998 until his retirement in August 2000; Group Vice President of 3M Company prior thereto; Director of Apogee Enterprises, Inc.

Name	Age	Director Since	Principal Occupation; Office, if any, Held in the Company; Other Directorships
Stephanie A. Streeter	46	2001
President and Chief Executive Officer of the Company since October 2002; President and Chief Operating Officer of the Company from January 2001 to October 2002; Chief Operating Officer of idealab! (creator and operator of internet businesses) from January 2000 to December 2000; Group Vice President of Avery Dennison Corporation (diversified manufacturing company) from 1996 to 2000. Ms. Streeter has been elected as Chairman of the Board effective as of the Annual Meeting.

Michael J. Winkler	58	1996	Executive Vice President of Hewlett-Packard Company (computer services).

        Directors are elected by a plurality of the votes cast (assuming a quorum is present). An abstention from voting will be tabulated as a vote withheld on the election, and will be included in computing the number of shares present for purposes of determining the presence of a quorum, but will not be considered in determining whether each of the nominees has received a plurality of the votes cast at the Annual Meeting. A broker or nominee holding shares registered in its name, or the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, has the discretion to vote the beneficial owner’s shares with respect to the election of directors.

        THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE “FOR” ALL NOMINEES. SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” ALL NOMINEES.

BOARD OF DIRECTORS

Corporate Governance and Independent Directors

        The Board has in effect Corporate Governance Guidelines that, in conjunction with the Board committee charters, establish processes and procedures to help ensure effective and responsive governance by the Board. The Corporate Governance Guidelines are available on the Company’s website at www.banta.com. The Company is not including the information contained on or available through its website as a part of, or incorporating such information by reference into, this Proxy Statement. The Board has adopted certain categorical standards of independence, which specifically relate to the rules imposed by the listing standards of the New York Stock Exchange (“NYSE”), to assist it in making determinations of director independence. These categorical standards appear as Appendix A to the Corporate Governance Guidelines. Based on these standards, the Board has affirmatively determined by resolution that Ms. Baxter and Messrs. DeNero, Bergstrom, Reyelts, Richelsen and Winkler have no material relationship with the Company, and, therefore, each are independent in accordance with the NYSE listing standards. The Board will regularly review the continuing independence of the directors.

        The Corporate Governance Guidelines provide that a majority of the members of the Board must be independent directors under the NYSE listing standards.

Presiding Director; Executive Sessions.

        The Corporate Governance Guidelines provide that the Board shall designate a “Presiding Director” to lead each executive session of the Board. The role of the Presiding Director rotates periodically as determined by the Board. Ms. Baxter has been designated by Board resolution as the Presiding Director and will serve in that capacity until her successor is appointed by the Board. Normally, members of the Company’s senior executive management who are not members of the Board will participate in Board meetings to present information, make recommendations, and be available for direct interaction with members of the Board. However, the Board will have at least two regularly scheduled meetings a year for the non-employee directors without members of the Company’s management being present. The non-employee directors may also meet without management present at such other times as they determine appropriate. In addition, the Board will have at least one regularly scheduled meeting each year that is limited to independent directors.

Communications with the Board

        Shareholders and other interested parties may communicate with the full Board, the Chairman of the Board, non-management directors as a group or individual directors, including the Presiding Director, by delivering a written communication in care of the Secretary of the Company, 225 Main Street, Menasha, WI 54952. The written communication should be addressed to the specific director or directors whom the shareholder or interested party wishes to contact. Such communication will be delivered directly to the director or directors to whom it is addressed by the Secretary of the Company.

Committees

        The Company has Audit, Compensation, and Nominating and Corporate Governance Committees of the Board. The Board has adopted, and may amend from time to time, a written charter for each of the Audit, Compensation, and Nominating and Corporate Governance Committees. The Company makes available on its website at www.banta.com, free of charge, copies of each of these charters. The Company is not including the information contained on or available through its website as a part of, or incorporating such information by reference into, this Proxy Statement.

        The Audit Committee consists of Messrs. Gunderson (Chairperson), Richelsen, DeNero and Reyelts. Mr. Gunderson is retiring from the Board and the Audit Committee at the time of the Annual Meeting. Each of the members of the Audit Committee is independent as defined by the NYSE listing standards and the rules of the Securities and Exchange Commission (the “SEC”). The Board has determined that Mr. Reyelts qualifies as an “audit committee financial expert” as defined in SEC rules. The principal functions performed by the Audit Committee, which met seven times in 2003, are to assist the Board in monitoring: the integrity of the Company’s financial statements; the independent auditor’s qualifications and independence; the performance of the Company’s internal audit function and independent auditors; and the Company’s compliance with legal and regulatory requirements. The Audit Committee has the sole authority to appoint, retain, compensate and terminate the Company’s independent auditors and to approve the compensation paid to the independent auditors. The Audit Committee has conditioned its selection of independent auditors for 2004 upon the ratification of this selection by the Company’s shareholders at the Annual Meeting. See “Ratification of Ernst & Young LLP as Independent Auditors of the Company for 2004.”

        The Compensation Committee consists of Ms. Baxter (Chairperson) and Messrs. Bergstrom and Richelsen. Each of the members of the Compensation Committee is independent as defined by the NYSE listing standards. The principal functions of the Compensation Committee, which met eight times in 2003, are: to administer the Company’s deferred and incentive compensation plans (including the Company’s equity incentive plans); to annually evaluate salary grades and ranges; to establish guidelines concerning average compensation increases; to establish performance criteria for and to evaluate the performance of the Chief Executive Officer in consultation with the Nominating and Corporate Governance Committee and the Board; to determine the compensation of the Chief Executive Officer; and to review and approve the compensation of all other officers and directors of the Company and subsidiary or division presidents.

        The Nominating and Corporate Governance Committee consists of Ms. Baxter and Messrs. DeNero (Chairperson) and Gunderson. Mr. Gunderson is retiring from the Board and the Nominating and Corporate Governance Committee at the time of the Annual Meeting. Each of the members of the Nominating and Corporate Governance Committee is independent as defined by the NYSE listing standards. The principal functions of the Nominating and Corporate Governance Committee, which met three times in 2003, are to: identify individuals qualified to become directors (consistent with the criteria approved by the Board) and recommend candidates for all directorships to be filled by the Board or by the shareholders of the Company; identify directors qualified to serve on the committees established by the Board and recommend to the Board members for each committee to be filled by the Board; develop and recommend to the Board a set of corporate governance principles applicable to the Company, including matters of (a) Board organization, membership and function, (b) committee structure and membership and (c) succession planning for the Chief Executive Officer; and otherwise take a leadership role in shaping the corporate governance of the Company.

Nominations of Directors

        The Nominating and Corporate Governance Committee will consider persons recommended by shareholders to become nominees for election as directors in accordance with the criteria set forth in the Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter. Recommendations for consideration by the Nominating and Corporate Governance Committee should be sent to the Secretary of the Company in writing together with appropriate biographical information concerning each proposed nominee. The Company’s By-laws also set forth certain requirements for shareholders wishing to nominate director candidates directly for consideration by shareholders. With respect to an election of directors to be held at an annual meeting, a shareholder must, among other things, give written notice of an intent to make such a nomination to the Secretary of the Company in advance of the meeting in compliance with the terms and within the time period specified in the By-laws. The Nominating and Corporate Governance Committee also retains from time to time as appropriate third-party search firms to assist in the identification and evaluation of potential director nominees.

        In identifying and evaluating nominees for director, the Nominating and Corporate Governance Committee seeks to ensure that the Board possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board is comprised of directors who have broad and diverse backgrounds, possessing knowledge in areas that are of importance to the Company. The Nominating and Corporate Governance Committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee. In looking at the qualifications of each candidate to determine if their election would further the goals described above, the Nominating and Corporate Governance Committee takes into account all factors it considers appropriate, which include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. The Board believes that, to be recommended as a director nominee, each candidate must:

•	display the highest personal and professional ethics, integrity and values;

•	have the ability to exercise sound business judgment;

•	be accomplished in his or her respective field, and have broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest;

•	be independent of any particular constituency, be able to represent all shareholders of the Company and be committed to enhancing long-term shareholder value; and

•	have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of the Company's business.

        The Board also believes the following qualities or skills are necessary for one or more directors to possess:

•	At least one director should have the requisite experience and expertise to be designated as an “audit committee financial expert” as defined by applicable rules of the SEC.

•	One or more of the directors generally should be active or former chief executive officers of public companies or leaders of major complex organizations, including commercial, scientific, government, educational and other similar institutions.

•	Directors should be selected so that the Board represents diverse backgrounds and perspectives.

Meetings and Attendance

        The Board held six meetings in 2003. Each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board and (b) the total number of meetings held by all committees of the Board on which the director served during 2003.

        Directors are expected to attend the Company’s annual meeting of shareholders each year. Seven of the eight current directors who were directors at the time of the 2003 annual meeting of shareholders attended that meeting.

Director Compensation

        Annual Retainer and Meeting Fees. For fiscal 2003, non-employee directors of the Company received an annual retainer fee of $26,000 ($13,000 of which was payable in shares of Common Stock). In addition, these directors in fiscal 2003 were paid a fee of $1,000 for every Board and committee meeting they attended. Each committee chairperson received an additional $5,000 for serving in such capacity ($2,500 of which was payable in shares of Common Stock). For fiscal 2004, non-employee directors of the Company will receive an annual retainer fee of $38,000. In addition, these directors in fiscal 2004 will be paid a fee of $1,000 for every Board and committee meeting they attend. In 2004, each committee chairperson will receive an additional $5,000 for serving in such capacity. A director may elect to defer all or any part of the cash compensation he or she is entitled to receive for serving as a director, in which case the amount deferred will be paid in cash in three annual installments after such person ceases to be a director and, at the direction of the director, either will be credited with interest at the prime rate or will be treated for valuation purposes as if such deferred compensation had been invested in Common Stock pursuant to the phantom stock subaccount under the director’s deferred compensation plan. The deferred compensation plan is terminated and accounts are paid in a lump sum in the event of a change in control of the Company.

        Director Stock Options and Phantom Share Awards. In addition to the compensation described above, each of Ms. Baxter and Messrs. DeNero, Bergstrom, Richelsen, Winkler and Gunderson automatically received an option for 3,000 shares of Common Stock at a per share exercise price of $30.92 on April 30, 2003, in accordance with the terms of the Company’s Equity Incentive Plan (the “Equity Plan”). Upon his appointment to the Board on July 28, 2003, Mr. Reyelts automatically received an option for 6,000 shares of Common Stock at a per share exercise price of $34.13.

        Under the terms of the Equity Plan, each person when first elected as a non-employee director of the Company automatically receives an option for 6,000 shares of Common Stock. The Equity Plan also provides that, subsequent to the initial grant, each non-employee director (who continues to serve in such capacity) automatically receives an option to purchase an additional 3,000 shares of Common Stock on the day after each annual meeting of shareholders; provided, however, that if a person who is first elected as a non-employee director on the date of the annual meeting of shareholders receives the initial option grant under the Equity Plan on that date, such director will not be entitled to begin receiving subsequent grants until the day following the next succeeding annual meeting of shareholders. Options granted to non-employee directors under the Equity Plan have a per share exercise price equal to 100% of the market value of a share of Common Stock on the date of grant and become exercisable six months after the date of grant, except that if the non-employee director ceases to be a director by reason of death, disability or retirement during such six-month period, the option will become immediately exercisable in full. Options granted to non-employee directors under the Equity Plan terminate on the earlier of (a) ten years after the date of grant or (b) twelve months after the non-employee director ceases to be a director.

        In addition, non-employee directors in fiscal 2004 will also receive grants of phantom stock units which have a value equivalent to shares of Common Stock. Each director will receive phantom stock units valued at an amount equal to $50,000 less the Black-Scholes value of the 3,000 share option granted to the director under the Equity Plan.

        Director Compensation Generally. The Company’s director compensation practices are established by the Compensation Committee with the purpose of attracting and retaining qualified non-employee directors necessary for the Company’s long-term success. In setting or adjusting director compensation, the Compensation Committee reviews the director compensation practices of corporations of similar size relative to the Company and operating in comparable industries. It is the judgment of the Compensation Committee that a review of the director compensation practices of companies with such characteristics is appropriate in establishing competitive compensation for the Company’s non-employee directors.

STOCK OWNERSHIP

Management

        The following table sets forth information, as of March 5, 2004, regarding beneficial ownership of Common Stock by each director and nominee, each of the executive officers and other person named in the Summary Compensation Table set forth below, and all of the directors and executive officers as a group. As of March 5, 2004, no director or executive officer of the Company beneficially owned one percent or more of the Common Stock other than Donald D. Belcher who owned 1.8% of the Common Stock. On that date, the directors and executive officers as a group beneficially owned 3.6% of the Common Stock. Except as otherwise indicated in the footnotes, all of the persons listed below have sole voting and investment power over the shares of Common Stock identified as beneficially owned.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)(2)
Jameson A. Baxter	31,375
Donald D. Belcher	474,001	(3)(4)
John F. Bergstrom	21,055	(5)
Henry T. DeNero	21,800
Richard L. Gunderson	23,800	(6)
Paul C. Reyelts	13,879	(7)
Ray C. Richelsen	16,500
Stephanie A. Streeter	148,333	(8)
Michael J. Winkler	32,200
Ronald D. Kneezel	78,821
Dennis J. Meyer	58,009
Frank W. Rudolph	15,091
Gerald A. Henseler	43,945	(9)
All directors and executive officers as a group (13 persons)	934,864

(1)	Includes shares subject to currently exercisable options and options exercisable within 60 days of March 5, 2004 as follows: Ms. Baxter, 18,000 shares; Mr. Belcher, 420,000 shares; Mr. Bergstrom, 16,500 shares; Mr. DeNero, 19,500 shares; Mr. Gunderson, 18,000 shares; Mr. Reyelts, 6,000 shares; Mr. Richelsen, 16,500 shares; Ms. Streeter, 133,333 shares; Mr. Winkler, 19,500 shares; Mr. Kneezel, 61,167 shares; Mr. Meyer, 48,000 shares; Mr. Rudolph, 11,800 shares; Mr. Henseler, 0 shares; and all directors and executive officers as a group, 788,300 shares.

(2)	Does not include holdings of phantom stock units held by non-employee directors as follows: Ms. Baxter, 8,792 units; Mr. Bergstrom, 2,509 units; Mr. DeNero, 9,698 units; Mr. Gunderson, 5,770 units; Mr. Richelsen, 4,770 units; and Mr. Winkler, 2,977 units. The value of the phantom stock units is based upon and fluctuates with the market value of the Common Stock.

(3)	Mr. Belcher is retiring from the Board at the time of the Annual Meeting and as an employee of the Company on April 30, 2004 in accordance with the Company’s mandatory retirement policy.

(4)	Includes 1,000 shares held by Mr. Belcher’s spouse. Mr. Belcher shares voting and investment power over these shares.

(5)	Includes 2,350 shares held by a trust and 2,000 shares held by a partnership. Mr. Bergstrom shares voting and investment power over these shares.

(6)	Mr. Gunderson is retiring from the Board at the time of the Annual Meeting.

(7)	Includes 1,000 shares held by Mr. Reyelts’ spouse as custodian for their children and 500 shares held by Mr. Reyelts’ spouse. Mr. Reyelts shares voting and investment power over these shares.

(8)	Includes 1,000 shares held by Ms. Streeter’s spouse. Ms. Streeter shares voting and investing power over these shares.

(9)	Includes 27,508 shares held by Mr. Henseler’s spouse and 4,603 shares held by trusts for the benefit of Mr. Henseler’s daughter. Mr. Henseler shares voting and investment power over these shares. Mr. Henseler was reappointed as the Company’s Executive Vice President and Chief Financial Officer in January 2003 and served in those positions until August 11, 2003, when the Company completed its search to identify and appoint a new Chief Financial Officer.

Other Beneficial Owners

        The following table sets forth information, as of December 31, 2003, regarding beneficial ownership by the only persons known to the Company to own more than 5% of the outstanding Common Stock. The beneficial ownership set forth below has been reported on filings made on Schedule 13G with the SEC by the beneficial owners.

Amount and Nature of Beneficial Ownership

Name and Address	Voting Power		Investment Power			Percent
of Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	of Class
Barclays Global Investors, NA	2,204,003	0	2,204,003	0	2,204,003	8.6
(and certain affiliates)
45 Fremont Street
San Francisco, California
Wachovia Corporation	1,195,554	0	1,545,539	0	1,554,539	6.1
One Wachovia Center
Charlotte, North Carolina

EXECUTIVE COMPENSATION

Summary Compensation Information

        The following table sets forth certain information for each of the last three fiscal years concerning compensation awarded to, earned by or paid to certain executive officers of the Company. The persons named in the table are sometimes referred to herein as the “named executive officers.”

Summary Compensation Table

				Long Term Compensation
		Annual Compensation (1)		Awards Securities	Payouts	All Other
Name and Principal Position	Year	Salary	Bonus	Underlying Options	LTIP Payouts (2)	Compensation (3)
Donald D. Belcher (4)	2003	$725,000	$489,851	110,000	$98,437	$4,000
Chairman of the Board	2002	700,000	524,731	110,000	133,208	4,000
	2001	650,000	322,165	110,000	140,051	3,400

Stephanie A. Streeter	2003	615,000	415,529	100,000	77,551	4,000
President and Chief	2002	534,231	310,487	75,000	47,172	4,000
Executive Officer	2001	438,461	155,123	130,000	12,195	73,063

Ronald D. Kneezel	2003	253,000	59,987	14,000	33,489	4,000
Vice President, General	2002	241,000	75,452	15,000	47,428	4,000
Counsel and Secretary	2001	230,000	25,308	15,000	276,509	3,400

Dennis J. Meyer	2003	240,000	56,905	14,000	31,508	4,000
Vice President	2002	225,750	70,677	14,000	46,090	4,000
Marketing and Planning	2001	215,000	23,657	14,000	276,165	3,400

Frank W. Rudolph	2003	235,000	55,719	14,000	30,772	4,000
Vice President	2002	220,000	68,877	14,000	28,147	4,000
Human Resources	2001	210,000	23,107	14,000	13,797	3,400

Gerald A. Henseler (5)	2003	298,373	--	--	--	4,000
	2002	242,866	142,842	--	86,359	43,479
	2001	365,000	51,944	--	312,795	3,400

(1)	Certain personal benefits provided by the Company to the named executive officers are not included in the table. The aggregate amount of such personal benefits for each named executive officer in each year reflected in the table did not exceed the lesser of $50,000 or 10% of the sum of such officer’s salary and bonus in each respective year.

(2)	For fiscal 2003, consists of payments made pursuant to the Banta Corporation Economic Profit (EP) Long-Term Incentive Compensation Plan.

(3)	For fiscal 2003, consists of Company matching contributions under the Company’s Incentive Savings Plan, which is a profit sharing plan under Section 401(k) of the Internal Revenue Code.

(4)	Mr. Belcher is retiring as an employee of the Company on April 30, 2004.

(5)	Mr. Henseler was reappointed as the Company’s Executive Vice President and Chief Financial Officer in January 2003 and served in those positions until August 11, 2003, when the Company completed its search to identify and appoint a new Chief Financial Officer. Thereafter, Mr. Henseler served as an employee of the Company until November 30, 2003.

Stock Options

        The Company has in effect equity plans pursuant to which options to purchase Common Stock may be granted to key employees (including executive officers) of the Company and its subsidiaries. The following table presents certain information as to grants of stock options made during fiscal 2003 to the named executive officers. Mr. Henseler was not granted stock options in fiscal 2003.

Option Grants in 2003 Fiscal Year

Individual Grants					Grant Date Value
Name	Number of Securities Underlying Options Granted (1)	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/share)	Expiration Date	Grant Date Present Value (2)
Donald D. Belcher	110,000	14.7%	$37.80	10/27/08	$806,300
Stephanie A. Streeter	100,000	13.3	37.80	10/27/13	785,000
Ronald D. Kneezel	14,000	1.9	37.80	10/27/13	109,900
Dennis J. Meyer	14,000	1.9	37.80	10/27/13	109,900
Frank W. Rudolph	14,000	1.9	37.80	10/27/13	109,900

(1)	The options reflected in the table (which are nonstatutory stock options for purposes of the Internal Revenue Code) were granted on October 27, 2003 and vest ratably over the three-year period following the date of grant. The options are subject to early vesting in the case of the optionee’s death, disability or retirement.

(2)	The option values presented are based on the Black-Scholes option pricing model adopted for use in valuing stock options. Material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the table above include the following: (a) an exercise price of the option equal to the fair market value of the underlying stock on the date of grant; (b) a risk-free rate of return representing the interest rate on a U.S. Treasury security with a maturity date corresponding to the term of the option; (c) volatility of 26.6%, which was calculated using daily Common Stock prices for the one-year period prior to the date of grant; (d) a dividend yield equal to 1.8% representing the dividend yield on the Common Stock as of the date of grant; (e) an option term of ten years (five years for Mr. Belcher); and (f) reductions in accordance with the option pricing model of 15.6% to reflect assumptions relating to the probability of forfeiture due to termination prior to vesting and 24.1% to reflect the probability of a shortened option term due to termination of employment prior to the expiration date. As a result of Mr. Belcher’s impending retirement on April 30, 2004 in accordance with the Company’s mandatory retirement policy, the value of his option reflected in the table above has not been reduced for either of the factors described in subparagraph (f). The actual value, if any, that an optionee may realize upon exercise will depend on the excess of the price of the Common Stock over the option exercise price on the date that the option is exercised. There is no assurance that the value realized by an optionee will be at or near the value estimated under the Black-Scholes model.

        The following table sets forth information regarding the exercise of stock options by each of the named executive officers during the 2003 fiscal year and the fiscal year-end value of unexercised options held by the named executive officers.

Aggregated Option Exercises in 2003 Fiscal Year and Fiscal Year-End Option Values

	Shares Acquired	Value	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the- Money Options at Fiscal Year-End (1)
Name	on Exercise	Realized (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Donald D. Belcher	122,500	$1,692,488	420,000	220,000	$6,100,552	$1,139,236
Stephanie A. Streeter	--	--	111,666	193,334	1,287,191	1,101,109
Ronald D. Kneezel	12,000	250,380	61,167	28,333	827,642	149,008
Dennis J. Meyer	12,500	207,140	48,000	28,000	655,694	144,996
Frank W. Rudolph	12,200	183,420	11,800	28,000	111,434	144,996
Gerald A. Henseler	--	--	--	--	--	--

(1)	The dollar values are calculated by determining the difference between the fair market value of the underlying Common Stock and the exercise price of the options at exercise or fiscal year-end, as the case may be.

Long-Term Incentives

        The Company maintains the Banta Corporation Economic Profit (EP) Long-Term Incentive Plan (the “EP Long-Term Plan”), which provides a cash incentive based both on earnings per share performance and on the value created (i.e., “economic profit”) when a business generates a financial return that exceeds the total cost of capital employed. The EP Long-Term Plan defines economic profit as the difference between (a) net operating profit after tax and (b) the charge for capital employed in the business. Subject to the employee’s election to defer commencement until after termination of employment and for installment payments thereafter for up to 15 years, payouts under the EP Long-Term Plan are made in three annual installments contingent (other than in the case of death, disability, retirement or termination without cause) upon the participant’s continued employment with the Company.

        Set forth below under the heading “Maximum” are the amounts accrued but not paid for fiscal 2003 performance for each of the named executive officers under the EP Long-Term Plan. The amounts under the heading “Threshold” reflect the fact that the accrued but unpaid amounts are subject to forfeiture.

Long-Term Incentive Plan – Awards in 2003 Fiscal Year

	Estimated Future Payouts
Name	Threshold	Maximum
Donald D. Belcher	$0	$71,625
Stephanie A. Streeter	0	60,758
Ronald D. Kneezel	0	24,995
Dennis J. Meyer	0	23,711
Frank W. Rudolph	0	23,217
Gerald A. Henseler	0	0

Pension Plan Benefits

        The following table sets forth the estimated annual pension benefits payable to a covered participant at normal retirement age under the Company’s Employees Pension Plan as well as under the Company’s Supplemental Retirement Plan (which, in part, provides benefits that would otherwise be denied participants by reason of (i) certain Internal Revenue Code limitations on qualified benefit plans and (ii) the exclusion of cash incentive awards and deferred compensation in calculating benefits under the qualified plan). The benefits that are payable under the pension and retirement plans are based upon remuneration that is covered under the plans and years of service with the Company and its subsidiaries.

Pension Plan Table

Average Monthly Compensation in Five	Yearly Pension After Specified Years of Service
Highest Consecutive Years	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years
$24,000	$72,000	$93,600	$115,200	$136,800	$158,400	$180,000
36,000	108,000	140,400	172,800	205,200	237,600	270,000
48,000	144,000	187,200	230,400	273,600	316,800	360,000
60,000	180,000	234,000	288,000	342,000	396,000	450,000
72,000	216,000	280,800	345,600	410,400	475,200	540,000
84,000	252,000	327,600	403,200	478,800	554,400	630,000
96,000	288,000	374,400	460,800	547,200	633,600	720,000
108,000	324,000	421,200	518,400	615,600	712,800	810,000
120,000	360,000	468,000	576,000	684,000	792,000	900,000
132,000	396,000	514,800	633,600	752,400	871,200	990,000
144,000	432,000	561,600	691,200	820,800	950,400	1,080,000

        A participant’s remuneration covered by the Company’s pension arrangement is such participant’s base salary, annual bonus and long-term cash incentive compensation. The covered remuneration paid for the last fiscal year to the named executive officers is set forth in the Summary Compensation Table under the headings “Salary”, “Bonus” and “LTIP Payouts.” As of December 31, 2003, Messrs. Belcher, Kneezel, Meyer, Rudolph and Henseler had completed 9, 15, 10, 3 and 36 years of credited service under the Company’s pension plans, respectively. On such date, Ms. Streeter had three years of credited service. Benefits shown in the table are computed as a straight single life annuity assuming retirement at age 65. The benefits reflected in the table are not subject to reduction for Social Security benefits.

Agreements with Named Executive Officers

        The Company has agreements with Ms. Streeter as well as Messrs. Belcher, Kneezel, Meyer, Rudolph and certain other officers and key employees which provide for continued employment for periods of from two to three years after a change of control (the “Employment Period”) and for lump-sum termination payments equal to three times the executive’s base salary plus the highest incentive compensation earned by the executive in any year during the preceding three years if employment is terminated during the Employment Period by the Company (other than for cause or disability) or by the executive due to significant changes in his or her working conditions or status without his or her consent. The agreements also provide the foregoing benefits in connection with certain terminations which are effected in anticipation of a change of control. Under the agreements, the executive’s employee benefits such as health, accident and life insurance will also be continued following a termination for which a termination payment is made for up to three years or until comparable benefits are available from a new employer. The agreements similarly provide for the accelerated vesting of outstanding stock options in the event of a change of control. The agreements provide that, if any payments thereunder constitute an “excess parachute payment” under the Internal Revenue Code, the Company will pay the officer the amount necessary to offset the excise tax and any additional taxes resulting from the payment of an excess parachute payment. In addition, the Company has agreed to pay Mr. Belcher a severance payment of two year’s salary (and continue to provide health insurance for two years) if, prior to a change of control, the Company terminates his employment other than for cause or disability. Ms. Streeter has a similar agreement that provides for a severance payment of one year’s salary (and the continuation of health insurance for one year) if, prior to a change of control, the Company terminates her employment other than for cause or disability.

        The Company has deferred compensation plans for key employees in which the named executive officers are eligible to participate and which provide for deferral of salary and cash incentive compensation. Payments under the deferred compensation plans generally commence following retirement of the participant. A participant can elect to receive his or her deferred compensation while still employed with the Company under a “college education” election, which allows the participant to receive one-quarter of the account established for a participant’s dependent in four annual installments following that dependent’s eighteenth birthday. In the event of a change of control, a participant in the deferred compensation plans will receive a lump sum payment. The lump sum payment will be equal to the present value of the participant’s future benefits if the participant is receiving benefits at the time of such change of control or the amount standing to the participant’s credit in his or her deferred compensation account if the participant is not otherwise entitled to receive benefits at the time of such change of control. The Company has entered into an executive trust agreement with a third party trust company to provide a means of segregating assets for the payment of these benefits (as well as benefits under the Company’s Supplemental Retirement Plan), subject to claims of the Company’s creditors. Such trust is only nominally funded until the occurrence of a potential change of control.

        The Company has a retirement agreement with Mr. Belcher pursuant to which he will receive three annual payments of $500,000 each provided that he remains employed by the Company through April 30, 2004. Payments would also be due to Mr. Belcher under this agreement if, prior to April 30, 2004, Mr. Belcher is terminated by the Company other than for cause, he terminates his employment due to disability or good reason (as defined in the agreement) or his employment is terminated as a result of his death. In the event that this retirement benefit is earned by Mr. Belcher, payments will commence in April 2005.

Committee Report on Executive Compensation

        The Compensation Committee of the Board is responsible for all aspects of the Company’s compensation package offered to its executive officers, including the named executive officers. The following is a report of the Compensation Committee regarding executive compensation:

        Policies Governing Executive Compensation. The Company’s general policies relating to executive compensation are: (a) to establish a direct link between executive compensation and the annual, intermediate-term and long-term performance of the Company; (b) to provide performance-based compensation opportunities (including equity-based awards) which allow executive officers to earn rewards for maximizing shareholder value; (c) to attract and retain the key executives necessary for the Company’s long-term success; and (d) to reward individual initiative and the achievement of specified goals. In applying these general policies, the objective of the Compensation Committee has been to ensure that a significant portion of the compensation paid to senior executive officers, such as the named executive officers, be incentive-based since these individuals have significant control over and responsibility for the Company’s direction and performance.

        Executive Compensation Package. As reflected under the section entitled “Executive Compensation,” the Company’s executive compensation package currently consists of a mix of salary, annual and long-term bonus awards and stock option grants as well as benefits under the employee benefit plans offered by the Company.

        In setting and adjusting executive salaries, including the salaries of the Chief Executive Officer and the other named executive officers, the Compensation Committee, in conjunction with the Company’s independent compensation consultants, has historically compared the base salaries paid or proposed to be paid by the Company with the ranges of salaries paid by corporations of similar size relative to the Company and operating in comparable industries. It is the judgment of the Compensation Committee that a review of the compensation practices of companies with such characteristics is appropriate in establishing competitive salary ranges for the Company’s executive officers.

        Based on its analysis of comparative data, the Compensation Committee increased the minimum, midpoint and maximum ranges for each salary grade by 3.0% for fiscal 2003. The Compensation Committee also approved a 4.0% guideline for 2003 executive officer base salary increases, subject to individual variances to reflect above or below average performance. In establishing 2003 salaries for each individual executive officer, Ms. Streeter, the Company’s President and Chief Executive Officer, made specific recommendations for salary adjustments (other than her own and Mr. Belcher’s) to the Compensation Committee based on the foregoing guidance provided by the Committee as well as a review of industry comparables, the level of responsibility delegated to the particular executive officer, the expertise and skills offered by each officer, the officer’s individual job performance and the performance of the group over which the individual had responsibility. These various factors were considered on a case-by-case basis and no specific formula was used to give any one factor a relative weight as compared to the others. The Compensation Committee reviewed the foregoing recommendations and then made final decisions on the base salaries to be paid by the Company. The Compensation Committee also reviewed and fixed the base salaries of Ms. Streeter and Mr. Belcher for 2003 based on similar competitive compensation data and individual job performance criteria. The base salaries paid to Ms. Streeter and Mr. Belcher for fiscal 2003 were $615,000 and $725,000, respectively.

        The Compensation Committee maintained during 2003 the Economic Profit (EP) Incentive Compensation Plan (the “EP Incentive Plan”), which provides an annual incentive for certain employees of the Company, including the named executive officers. The factors on which awards under the EP Incentive Plan in fiscal 2003 were based included: (i) earnings per share performance; (ii) the creation of economic profit for the Company; and (iii) for participants affiliated with a specific business unit, the operating earnings and the creation of economic profit for such unit. An award under the EP Incentive Plan may also have a discretionary component based on such criteria as the Committee may determine. For purposes of the economic value creation component of the formula, the EP Incentive Plan defines economic profit as the difference between (a) net operating profit after tax and (b) the charge for capital employed in the business. The EP Incentive Plan is designed to reward executive officers and key managers for EPS performance, productive use of Company assets, reduction of costs and creation of efficiencies throughout the Company’s organization. Under the EP Incentive Plan, target bonuses calculated as a percentage of salary are fixed by the Compensation Committee as are economic profit levels. Such bonus amounts are thereafter scheduled to be paid out over three years contingent (other than in the case of death, disability, retirement or termination without cause) upon the participant’s continued employment with the Company. Under the EP Incentive Plan, Ms. Streeter earned a payout of $415,529 and Mr. Belcher earned a payout of $489,851, for the 2003 fiscal year.

        The Compensation Committee has also adopted the Economic Profit (EP) Long-Term Incentive Compensation Plan (the “EP Long-Term Plan”), which provides long-term incentives for certain employees of the Company, including the named executive officers. The EP Long-Term Plan is similar to the EP Incentive Plan. Awards paid under the EP Long-Term Plan to the executive officers are paid based entirely on Company performance (EPS and economic profit performance) and are paid out in three annual installments contingent (other than in the case of death, disability, retirement or termination without cause) upon the participant’s continued employment with the Company. Under the EP Long-Term Plan, Ms. Streeter earned a payout of $77,551 and Mr. Belcher earned a payout of $98,437, in the 2003 fiscal year.

        In addition to the foregoing annual and long-term incentive plans, the Company’s executive compensation package has historically included stock option grants. The Compensation Committee has the authority to grant, in addition to stock options, other equity-based awards, including stock appreciation rights, restricted stock and performance shares. To date, however, only stock options have been granted under the Company’s equity-based plans. Stock options granted by the Compensation Committee have a per share exercise price of 100% of the fair market value of a share of Common Stock on the date of grant and, accordingly, the value of the option will be dependent on the future market value of the Common Stock. It has been the policy of the Compensation Committee that options should provide a long-term incentive and align the interests of management with the interests of shareholders.

        In determining proposed stock option grants to be made to the Company’s executive officers, the Compensation Committee reviews, in consultation with the Company’s independent compensation consultants, option grants made by a select group of peer companies. Based on this analysis, Ms. Streeter and Mr. Belcher received option to purchase 100,000 shares and 110,000 shares, respectively, of Common Stock at a per share exercise price of $37.80. By tying a portion of each executive officer’s overall compensation to stock price through the grant of options, the Compensation Committee seeks to enhance its objective of providing a further incentive to maximize long-term shareholder value.

        In connection with the equity-based plans, the Company endorses the policy that stock ownership by management is an important factor in aligning the interests of management and shareholders. The Company has adopted stock ownership guidelines that are intended to encourage stock ownership by management. Under these guidelines, management personnel are expected to own a specified number of shares of Common Stock depending upon their respective salary grade. The Compensation Committee considers an individual’s compliance with the stock ownership guidelines in determining the size of equity-based grants.

        The Company’s policy with respect to other employee benefit plans is to provide competitive benefits to the Company’s employees, including executive officers, to encourage their continued service with the Company. In the view of the Compensation Committee, a competitive benefits package is an essential component in achieving the Company’s goal of being able to attract new key employees from time to time as events warrant.

        Under Section 162(m) of the Internal Revenue Code, the tax deduction by corporate taxpayers, such as the Company, is limited with respect to the compensation of certain executive officers unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. The Compensation Committee currently intends, in all appropriate circumstances, to qualify compensation paid to the Company’s executive officers for deductibility by the Company under Section 162(m) of the Internal Revenue Code.

BANTA CORPORATION
COMPENSATION COMMITTEE

Jameson A. Baxter, Chairperson
John F. Bergstrom
Ray C. Richelsen

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board is currently composed of four directors and upon the retirement of Mr. Gunderson at the time of the Annual Meeting will be composed of three directors, each of whom is independent as defined in the NYSE’s listing standards and SEC rules. The Audit Committee operates under a written charter adopted by the Board. In January 2004, the Board approved revisions to the charter. A copy of the charter of the Audit Committee, as so revised, is attached as Annex A to this proxy statement.

        The Company’s management is responsible for the Company’s internal controls and the financial reporting process, including the system of internal controls. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to monitor and oversee this process.

        The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company with management and the independent auditors. The Audit Committee has discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        The Company’s independent auditors have provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with Ernst & Young LLP its independence. The Audit Committee considered whether the independent auditors’ provision of non-audit services is compatible with maintaining Ernst & Young LLP’s independence.

        The Audit Committee discussed with the Company’s internal and independent auditors the overall scopes and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal controls and overall quality of the Company’s financial reporting.

        Based on the Audit Committee’s reviews and discussions with management, the internal auditors and the independent auditors referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 3, 2004 for filing with the SEC.

BANTA CORPORATION AUDIT COMMITTEE

Richard L. Gunderson, Chairperson
Ray C. Richelsen
Henry T. DeNero
Paul C. Reyelts

PERFORMANCE INFORMATION

        Set forth below are line graphs during the last five years comparing the Company’s cumulative total shareholder return with the cumulative total return of companies in the Standard & Poor’s 500 Stock Index and companies in a peer group selected in good faith by the Company. The total return information presented in the graphs assumes the reinvestment of dividends. The companies in the peer group are: Cadmus Communications Corp.; Courier Corp.; R. R. Donnelley & Sons Company; and Quebecor World Inc. The returns of each company in the peer group have been weighted based on such company’s relative market capitalization.

Comparison Of Five Year Cumulative Total Return
Among Banta Corporation, S&P 500 Index And Peer Group Companies

[STOCK PERFORMANCE CHART OMITTED]

	December 31,
	1998	1999	2000	2001	2002	2003
Banta Value	$100	$84	$98	$116	$126	$139
S&P 500 Composite	100	120	107	93	72	74
Peer Group	100	61	70	69	63	64

RATIFICATION OF ERNST & YOUNG LLP AS

INDEPENDENT AUDITORS OF THE COMPANY FOR 2004

Independent Auditors

        Ernst & Young LLP has served as the independent auditors for the Company since May 17, 2002 and audited the financial statements of the Company for the fiscal years ended December 28, 2002 and January 3, 2004. The Audit Committee has selected Ernst & Young LLP as the Company’s independent auditors for 2004, and this selection is being presented to shareholders for ratification. The Board recommends to the shareholders the ratification of the selection of Ernst & Young LLP, to audit the financial statements of the Company and its subsidiaries for 2004. Unless otherwise specified, the proxies solicited hereby will be voted in favor of the ratification of Ernst & Young LLP as independent auditors for the Company for 2004.

        If prior to the Annual Meeting Ernst & Young LLP shall decline to act or its engagement shall be otherwise discontinued by the Audit Committee, the Audit Committee will appoint other independent auditors whose engagement for any period subsequent to the Annual Meeting will be subject to ratification by the shareholders at the Annual Meeting. If the shareholders fail to ratify the appointment of Ernst & Young LLP, then the Audit Committee will consider it a direction to select other auditors for 2004. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent auditing firm at any time during the year if it believes that such a change would be in the best interests of the Company and its shareholders.

        Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to answer appropriate questions and, if they so desire, to make a statement.

Change in Independent Auditors

        On May 17, 2002, the Board, upon the recommendation of the Audit Committee, dismissed Arthur Andersen LLP as the Company’s independent auditors and engaged Ernst & Young LLP to serve as the Company’s independent auditors for 2002.

        Arthur Andersen LLP’s reports on the Company’s consolidated financial statements for the fiscal years ended December 29, 2001 and December 30, 2000 did not contain an adverse opinion, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles.

        During the fiscal years ended December 29, 2001 and December 30, 2000 and the subsequent interim period from December 30, 2001 through May 17, 2002, there were no disagreements between the Company and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of said former accountant, would have caused it to make a reference to the subject matter of such disagreements in connection with its reports (“Disagreements”). During the fiscal years ended December 29, 2001 and December 30, 2000 and the subsequent interim period, there were no reportable events (as described in Item 304(a)(1)(v) of Regulation S-K).

        The Company provided Arthur Andersen LLP with a copy of the foregoing statements. Arthur Anderson LLP delivered a letter to the Company, dated May 22, 2002, stating its agreement with such statements.

        During the Company’s fiscal years ended December 29, 2001 and December 30, 2000 and the subsequent interim period through May 17, 2002, the date on which Ernst & Young LLP was engaged, the Company did not consult Ernst & Young LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any matter that was either the subject of a Disagreement or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Independent Auditors’ Fees

        During the fiscal years ended January 3, 2004 and December 28, 2002, the Company retained and paid Ernst & Young LLP to provide audit and/or other services. Arthur Andersen LLP provided services to the Company in fiscal 2002 until such firm was succeeded by Ernst & Young LLP as the Company’s independent auditors on May 17, 2002. The fees paid to Ernst & Young LLP and Arthur Andersen LLP for the years ended January 3, 2004 and December 28, 2002 were as follows:

        Audit Fees. Fees for audit services paid to Ernst & Young LLP totaled $517,000 in fiscal 2003 and $434,000 in fiscal 2002. Fees for audit services paid to Arthur Andersen LLP totaled $0 in fiscal 2003 and $8,000 in fiscal 2002. Audit fees include fees associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q, and statutory audits required internationally.

        Audit-Related Fees. Fees for audit-related services paid to Ernst & Young LLP totaled $113,634 in fiscal 2003 and $193,000 in fiscal 2002. Fees for audit-related services paid to Arthur Andersen LLP totaled $0 in fiscal 2003 and $31,000 in fiscal 2002. Audit-related services principally include due diligence in connection with acquisitions and accounting consultations.

        Tax Fees. Fees paid to Ernst & Young LLP for tax services, including tax compliance, tax advice and tax planning (including expatriate tax services), totaled $169,695 in fiscal 2003 and $144,000 in fiscal 2002. Tax fees paid to Arthur Andersen LLP totaled $0 in fiscal 2003 and $104,000 in fiscal 2002.

        All Other Fees. There were no such fees paid to Ernst & Young LLP or Arthur Andersen LLP in either 2003 or 2002.

        The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors on a case-by-case basis. The Audit Committee approved 100% of the services described under the general categories of Audit-Related Fees, Tax Fees and All Other Fees in 2003. The Audit Committee does not consider the provision of non-audit services by the independent auditors to be incompatible with maintaining auditor independence.

Vote Required

        To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for 2004, the number of votes cast in favor of the proposal must exceed the number of votes cast in opposition to it. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum, as noted above, but do not constitute a vote “for” or “against” this any matter and will be disregarded in the calculation of “votes cast.”

        THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS.

OTHER MATTERS

Solicitation Expenses

        All expenses of solicitation of proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain officers and regular employees of the Company. Brokers, nominees and custodians who hold Common Stock in their names and who solicit proxies from the beneficial owners will be reimbursed by the Company for out-of-pocket and reasonable clerical expenses.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors to file reports of ownership and changes of ownership with the SEC and the NYSE. The regulations of the SEC require the officers and directors to furnish the Company with copies of all Section 16(a) forms they file. Based on such forms, the Company believes that all its officers and directors have complied with the Section 16(a) filing requirements.

Related Party Transaction

        The Company has an agreement with Hewlett-Packard Company (formerly Compaq Computer Corporation) pursuant to which the Company provides various supply-chain management services in connection with the configuration, testing and worldwide distribution of Hewlett-Packard’s hard drives. Michael J. Winkler, a director of the Company, is an Executive Vice President of Hewlett-Packard. The Company’s revenue attributable to its contract with Hewlett-Packard totaled approximately $133 million in fiscal 2003. The Company currently expects that revenue from the Hewlett-Packard contract in fiscal 2004 will be comparable to the fiscal 2003 revenue.

Delivery of Proxy Materials to Households

        Pursuant to the rules of the SEC, services that deliver the Company’s communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of the Company’s annual report to shareholders and this proxy statement. Upon oral or written request, the Company will promptly deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify the Company of their requests by calling or writing Ronald D. Kneezel, Vice President, General Counsel and Secretary, Banta Corporation, P.O. Box 8003, Menasha, Wisconsin 54952, telephone number: (920) 751-7777.

SHAREHOLDER PROPOSALS

        Proposals of shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”) that are intended to be presented at the 2005 annual meeting of shareholders must be received by the Company no later than November 18, 2004 to be included in the Company’s proxy materials for that meeting. Further, a shareholder who otherwise intends to present business at the 2005 annual meeting must comply with the requirements set forth in the Company’s By-laws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the By-laws, to the Secretary of the Company not less than 60 days and not more than 90 days prior to the second Tuesday in the month of April, provided that the date of the annual meeting is not advanced by more than 30 days or delayed by more than 60 days from the second Tuesday in the month of April. The 2005 annual meeting of shareholders is tentatively scheduled to be held on April 26, 2005. Under the By-laws, if the Company does not receive notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 (i.e., a proposal a shareholder intends to present at the 2005 annual meeting of shareholders but does not intend to have included in the Company’s proxy materials) on or prior to February 11, 2005 (assuming an April 26, 2005 meeting date), then the notice will be considered untimely and the Company will not be required to present such proposal at the 2005 annual meeting. If the Board nonetheless chooses to present such proposal at the 2005 annual meeting, then the persons named in proxies solicited by the Board for the 2005 annual meeting may exercise discretionary voting power with respect to such proposal.

By Order of the Board of Directors BANTA CORPORATION
By:	/s/ Ronald D. Kneezel
Ronald D. Kneezel Secretary

TheCompany will furnish to any shareholder, without charge, a copy of its Annual Report on Form 10-K for the fiscal year 2003. Requests for the Form 10-K must be in writing and addressed to Ronald D. Kneezel, Vice President, General Counsel and Secretary, Banta Corporation, P.O. Box 8003, Menasha, Wisconsin 54952.

Annex A

BANTA CORPORATION

CHARTER OF THE AUDIT COMMITTEE

Statement of Purpose

        The Audit Committee is appointed by the Board of Directors to assist the Board in overseeing (a) the integrity of the financial statements of the Company, (b) the independent auditors’ qualifications and independence, (c) the performance of the Company’s internal audit function and independent auditors and (d) the compliance by the Company with legal and regulatory requirements. The Committee is also responsible for preparing the report of the Audit Committee required by the Securities and Exchange Commission (the “SEC”) to be included in the Company’s proxy statement for its annual meeting of shareholders.

Committee Membership and Qualifications

        The Committee shall be comprised of three or more directors. The members of the Committee shall meet the independence and experience requirements of the New York Stock Exchange, Inc., Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. The Company will endeavor to ensure that at least one member of the Committee is a “financial expert” as defined by the SEC. Members of the Committee shall not simultaneously serve on audit committees of more than two other public companies without the prior consent of the Board of Directors.

Appointment and Removal of Committee Members

        The members of the Committee shall be appointed by the Board of Directors annually or as necessary to fill vacancies on the recommendation of the Company’s Nominating and Corporate Governance Committee. Each member shall serve until his or her successor is duly elected and qualified or until such member’s earlier resignation or removal. Any member of the Committee may be removed, with or without cause, by a majority vote of the Board of Directors.

Chairperson

        The Chairperson of the Committee shall be appointed by the Board of Directors upon recommendation of the Nominating and Corporate Governance Committee and in consultation with the Chairman of the Board of Directors. The Chairperson will chair all regular sessions of the Committee and, in consultation with the Company’s Chief Financial Officer, set the agendas for Committee meetings.

Meetings

        The Committee shall meet at least quarterly, or more frequently as circumstances dictate. Any member of the Committee may call meetings of the Committee.

        The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary. The Committee shall periodically meet privately in executive session with management, the internal auditing department, the independent auditors, and as a Committee.

Responsibilities and Duties

        The Committee shall have the sole authority to appoint, retain and terminate the Company’s independent auditors. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent auditors shall report directly to the Committee.

        The Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to the completion of the audit. The Committee may delegate authority to grant preapprovals of audit and permitted non-audit services to one or more of its members, provided that decisions of such member or members to grant preapprovals shall be presented to the full Committee at its next scheduled meeting. Except as specified in the preceding sentence, the Committee shall have no authority to delegate its responsibilities and duties to a subcommittee of its members.

        The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors for the purpose of rendering or issuing an audit report or performing other audit, review or attest services and to any advisors employed by the Committee. The Company shall also provide appropriate funding, as determined by the Committee, for ordinary administrative expenses incurred by the Committee in carrying out its duties.

        In carrying out these responsibilities and duties, the Committee will:

Review Procedures

1.	Review and reassess the adequacy of this Charter at least annually in consultation with the Nominating and Corporate Governance Committee. Submit the Charter to the Board of Directors for approval and have the Charter published in the proxy statement in accordance with SEC regulations.

2.	Review and discuss with management and the independent auditors the Company’s annual audited financial statements and the independent auditors’ report thereon, including disclosures made in management’s discussion and analysis, contained in the Company’s Form 10-K and annual report to shareholders prior to the filing or distribution thereof. As part of the review process, the Committee will recommend to the Board of Directors whether the audited financial statements should be included in the Company’s Form 10-K.

3.	Meet separately and on a periodic basis with management, the internal auditors and the independent auditors.

4.	Review and discuss with management and the independent auditors the quarterly and annual earnings press releases (including a review of any use of “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies.

5.	Review and discuss with management and the independent auditors the Company’s Form 10-Q, including disclosures made in management’s discussion and analysis as well as the results of the independent auditors’ review of the quarterly financial statements.

6.	In consultation with the management, the independent auditors and the internal auditors, consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures, including the Company’s risk assessment and risk management policies. Review significant findings prepared by the independent auditors and the internal auditing department together with management’s responses.

7.	Discuss with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements and any major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

8.	Review and discuss reports from the independent auditors on:

All critical accounting policies and practices to be used.

All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors.

Other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

9.	Discuss with management and the independent auditors the effect of accounting and regulatory initiatives as well as off-balance sheet structures, if any, on the Company’s financial statements.

10.	Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties or problems encountered in the course of the audit work and management’s response thereto, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

11.	Review disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Independent Auditors

12.	Review the performance of the independent auditors, including an evaluation of the lead audit partner.

13.	Approve all audit engagement fees and terms and other significant compensation to be paid to the independent auditors.

14.	On an annual basis, review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence.

15.	Review the independent auditors’ audit plan prior to the commencement of the audit and discuss audit scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

16.	Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

17.	Obtain and review a report from the independent auditors at least annually regarding (a) the independent auditors’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditors and the Company. Evaluate the qualifications, performance and independence of the independent auditors, including considering whether the auditors’ quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditors’ independence, and taking into account the opinions of management and the internal auditors. The Committee shall present its conclusions with respect to the independent auditors to the Board of Directors.

18.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm itself.

19.	Set clear policies for the hiring by the Company of employees or former employees of the independent auditors who participated in any capacity in the audit of the Company.

Internal Audit Department

20.	Review and approve the internal audit function of the Company, including independence and the proposed audit plans for the coming year.

21.	Review the budget, any changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

22.	Review the appointment, performance, replacement, reassignment or dismissal of the internal audit manager.

23.	Review significant reports prepared by the internal audit department together with management’s response and follow-up to these reports.

Compliance Oversight

24.	On at least an annual basis, review with the Company’s General Counsel any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

25.	Advise the Board of Directors with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations. Annually review a summary of director and officer related party transactions and potential conflicts of interest.

26.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

27.	Obtain from the independent auditors assurance that Section 10A(b) of the Exchange Act has not been implicated.

Other Committee Responsibilities

28.	Report regularly to the Board of Directors (i) following meetings of the Committee, (ii) with respect to such other matters as are relevant to the Committee’s discharge of its responsibilities and (iii) with respect to such recommendations as the Committee may deem appropriate. The report to the Board of Directors may take the form of an oral report by the Committee’s Chairperson or any other member of the Committee designated by the Committee to make such report.

29.	Maintain minutes or other records of meetings and activities of the Committee.

Annual Performance Evaluation

        The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee, including by reviewing the compliance of the Committee with this Charter. The Committee shall conduct such evaluations and reviews in such manner as it deems appropriate.

Limitation of Committee’s Role

        While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

BANTA CORPORATION
COMMON
Proxy for Annual Meeting of Shareholders to be held April 27, 2004

        The undersigned constitutes and appoints DONALD D. BELCHER, STEPHANIE A. STREETER and RONALD D. KNEEZEL, or any one of them, the true and lawful proxies of the undersigned, with full power of substitution, to represent and to vote as designated on the reverse side, all shares of Banta Corporation which the undersigned is entitled to vote at the annual meeting of shareholders of such corporation to be held at the Fox Cities Performing Arts Center, Kimberly-Clark Theater, 400 West College Avenue, Appleton, Wisconsin on April 27, 2004, at 2:00 P.M., Central Time, and at all adjournments or postponements thereof.

        The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder, but, if no direction is indicated, this proxy will be voted FOR all the indicated nominees as directors (Item 1) and FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the Corporation (Item 2).

        The undersigned hereby revokes any other proxy heretofore executed by the undersigned for the meeting and acknowledges receipt of the notice of the annual meeting and the proxy statement. This proxy is solicited on behalf of the Board of Directors of Banta Corporation.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

BANTA CORPORATION

April 27, 2004

COMMON

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

...

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL OF THE BOARD'S
NOMINEES FOR DIRECTORS AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. [ ] [ ] [ ]	Election of Directors: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: o Jameson A. Baxter o John F. Bergstrom o Henry T. DeNero o Paul C. Reyelts o Ray C. Richelsen o Stephanie A. Streeter o Michael J. Winkler	2. 3.	Ratification of the appointment of Ernst & Young LLP as the independent auditors for the Corporation. In its discretion upon all such other business as may properly come before the meeting.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		[ ]

Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.